Exhibit 10.1

EXECUTION VERSION

Asset Purchase Agreement

BY AND AMONG

Trio Petroleum Corp.

Trio Petroleum Canada, Corp.

AND

Novacor Exploration Ltd.

Schedules

Schedule A	TWP47 Assets

Schedule B	TWP48 Assets

Schedule C	General Conveyance

Schedule D	Specific Responsibilities of the Seller

Schedule E	Contract Operating Fees

Schedule F	Insurance

Asset Purchase Agreement

Dated as of 4 April 2025

This Asset Purchase Agreement (this “Agreement”) is entered into as of the date first set forth above (the “Effective Date”) by and between (i) Trio Petroleum Corp., a Delaware corporation (“Parent”); (ii) Trio Petroleum Canada, Corp., an Alberta, Canada corporation and a wholly owned subsidiary of the Parent (the “Buyer”); and (iii) Novacor Exploration Ltd., a corporation incorporated under the Province of Saskatchewan (“Seller”). Each of the Parent, Buyer and Seller may be referred to herein collectively as the “Parties” and separately as a “Party”.

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Assets (as defined below) in return for the payment of certain cash consideration and the issuance to the Seller of certain shares of common stock, par value $0.0001 per share, of the Parent (the “Common Stock”), upon the terms and subject to the conditions set forth in this Agreement;

NOW THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the Parties to be derived herefrom, and intending to be legally bound hereby, it is hereby agreed as follows:

ARTICLE I. Definitions and Interpretation

Section 1.01 Definitions. In addition to the other terms defined herein, the following terms, as used herein, have the following meanings

(a)	“Action” means any legal action, suit, claim, investigation, hearing or proceeding, including any audit, claim or assessment for taxes or otherwise.

(b)	“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person.

(c)	“Assigned Contracts” means the TWP47 Contracts and the TWP48 Contracts, collectively.

(d)	“Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions in Delaware are authorized or required by law or executive order to close.

(e)	“Buyer Organizational Documents” means the Articles of Incorporation, bylaws and other organizational documents of Buyer as Buyer is required to have under any applicable Law.

(f)	“Capital Quit Claim” means a quit claim, in form and substance satisfactory to the Buyer, acting reasonably, wherein Capital Land Services Ltd. quit claims to the Seller the five percent (5%) carried working interest in respect of the TWP48 Assets held pursuant to that certain Farmout Agreement dated February 27, 2023 between the Seller and Capital Land Services Ltd.

(g)	“Closing Date” means either or both of the TWP48 Closing Date and/or the TWP47 Closing Date, as applicable.

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(h)	“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

(i)	“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise.

(j)	“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

(k)	“Enforceability Exceptions” means (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar Laws of general application affecting enforcement of creditors’ rights generally and (b) general principles of equity.

(l)	“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

(m)	“Environmental Law” means any applicable Law, and any Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.; Canadian Environmental Protection Act, 1999, S.C. 1999, c. 33; Fisheries Act, R.S.C. 1985, c. F-14; Canadian Navigable Waters Act, R.S.C. 1985, c. N-22; Impact Assessment Act, S.C. 2019, c. 28, s. 1; Species at Risk Act, S.C. 2002, c. 29; Greenhouse Gas Pollution Pricing Act, S.C. 2018, c. 12, s. 186; Canadian Net-Zero Emissions Accountability Act, S.C. 2021, c. 22; Migratory Birds Convention Act, 1994, S.C. 1994, c. 22; The Environmental Management and Protection Act, 2010, S.S. 2010, c. E-10.22; The Oil and Gas Conservation Act, R.S.S. 1978, c. O-2; The Mineral Resources Act, 1985, S.S. 1985- 86, c. M-16.1; The Water Security Agency Act, S.S. 2005, c. W-8.1; The Hazardous Substances and Waste Dangerous Goods Regulations, R.R.S., c. E-10.22, Reg. 3; The Public Lands Act, 2023, S.S. 2023, c. P-50.2; The Spill Reporting Regulations, R.R.S., c. E-10.22, Reg. 1; The Management and Reduction of Greenhouse Gases Act, S.S. 2010, c. M-2.01; The Oil and Gas Emissions Management Regulations, 2019, R.R.S., c. O-2, Reg. 10; The Wildlife Habitat Protection Act, S.S. 1983, c. W-13.2; The Crown Minerals Act, S.S. 1984-85-86, c. C-50.2; The Pipelines Act, S.S. 1998, c. P-12.1; The Forest Resources Management Act, S.S. 1996, c. F-19.1; and The Environmental Assessment Act, S.S. 1979- 80, c. E-10.1.

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(n)	“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

(o)	“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

(p)	“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

(q)	“Governmental Authority” means any government, any governmental, quasi- governmental or regulatory entity or body, department, commission, board, agency or instrumentality, and any arbitrator, court, tribunal or judicial body of competent jurisdiction, any stock exchange or similar self-regulatory organization, or body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature, in each case whether federal, state, county, provincial, and whether United States or Canadian, or other local or foreign jurisdiction.

(r)	“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

(s)	“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

(t)	“Knowledge of Buyer” means the knowledge, after and assuming due inquiry, of the directors and officers of Buyer.

(u)	“Knowledge of Seller” means the knowledge, after and assuming due inquiry, of the directors and officers of Seller, and provided that the Seller shall be charged with such knowledge that an owner of the Assets would reasonably be expected to obtain in the customary ownership and operation of the Assets.

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(v)	“Law” means any United States or Canadian domestic or foreign, federal, state, municipality or local law, statute, ordinance, code, rule, or regulation.

(w)	“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

(x)	“Lien” means any mortgage, lien (statutory or otherwise), pledge, charge, pledge, equitable interest, option, mortgage, right of first refusal, security interest or encumbrance or restriction of any kind in respect of such asset, and any conditional sale or voting agreement or proxy, including any agreement to give any of the foregoing.

(y)	“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the Assets; (b) the business, results of operations, condition (financial or otherwise) of the Seller, or (c) the ability of the Seller to consummate the Transactions on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition, or change, directly or indirectly, arising out of or attributable to: (i) any changes, conditions or effects in the United States or Canadian economies or securities or financial markets in general; (ii) changes, conditions or effects that generally affect the industries in which the Seller operates or in which the Assets are located; (iii) any change, effect or circumstance resulting from an action required or permitted by this Agreement; or (iv) conditions caused by acts of terrorism or war (whether or not declared); provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i), (ii) or (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect on a the Seller or the Assets has occurred to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on the Seller or the Assets compared to other participants in the industries in which the Seller conducts its business.

(z)	“Order” means any decree, order, judgment, writ, award, injunction, rule, injunction, stay, decree, judgment or restraining order or consent of or by a Governmental Authority.

(aa)	“Parent Organizational Documents” means the Certificate of Incorporation, bylaws and other organizational documents of Parent as Parent is required to have under any applicable Law.

(bb)	“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

(cc)	“Permitted Encumbrances” means (i) liens for Taxes not yet due and payable; (ii) mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the Assets; (iii) easements, rights of way, zoning ordinances and other similar encumbrances affecting real property which are not, individually or in the aggregate, material to the Assets, which do not prohibit or interfere with the current operation of any real property and which do not render title to any real property unmarketable; (iv) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the Assets; and (v) the encumbrances as set forth on Schedule A and Schedule B.

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(dd)	“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

(ee)	“Pre-Closing Tax Period” means any taxable period ending on or before the applicable Closing Date with respect to the applicable Assets being acquired at such Closing Date and, with respect to any taxable period beginning before and ending after the applicable Closing Date with respect to the applicable Assets being acquired at such Closing Date, the portion of such taxable period ending on and including such Closing Date.

(ff)	“Register,” “Registered,” and “Registration” refer to the Registration effected by preparing and filing one (1) or more Registration Statements in compliance with the Securities Act and pursuant to Rule 415 under the Securities Act or any successor rule providing for offering securities on a continuous basis (“Rule 415”), and the declaration or ordering of effectiveness of such Registration Statement(s) by the SEC.

(gg)	“Registrable Securities” means (i) the shares of Common Stock issued to Seller pursuant to this Agreement, and (ii) any shares of capital stock issued or issuable with respect to such shares of Common Stock, if any, as a result of any stock split, stock dividend, recapitalization, exchange or similar event or otherwise, which have not been sold under circumstances meeting all of the applicable conditions of Rule 144 (or any similar provision then in force) under the Securities Act.

(hh)	“Registration Statement” means a registration statement pursuant to the Securities Act to register the Registrable Securities for resale, as further set forth in Article IV.

(ii)	“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

(jj)	“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

(kk)	“SEC” means the United States Securities and Exchange Commission.

(ll)	“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

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(mm)	“Seller Organizational Documents” means the articles of incorporation, bylaws, and other organizational documents of Seller as Seller is required or permitted to have under any applicable Law.

(nn)	“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(oo)	“Taxes” means all United States and Canadian federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

(pp)	“Termination Date” means June 30, 2025.

(qq)	“Transaction Documents” means this Agreement, the Capital Quit Claim, the General Conveyance and any other document, certificate or agreement to be delivered hereunder or in connection with the Transactions.

(rr)	“Transactions” means the purchase and sale of the Assets and the other transactions as contemplated herein or in the other Transaction Documents.

Section 1.02 Interpretive Provisions. Unless the express context otherwise requires: (i) the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (ii) terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa; (iii) the terms “Dollars” and “$” mean United States Dollars, unless otherwise specified herein; (iv) references herein to a specific Section or Exhibit shall refer, respectively, to Sections or Exhibits of this Agreement; (v) wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”; (vi) references herein to any gender shall include each other gender; (vii) references herein to any Person shall include such Person’s heirs, executors, personal Representatives, administrators, successors and assigns; provided, however, that nothing contained herein is intended to authorize any assignment or transfer not otherwise permitted by this Agreement; (viii) references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity; (ix) references herein to any contract or agreement (including this Agreement) mean such contract or agreement as amended, supplemented or modified from time to time in accordance with the terms thereof; (x) with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”; (xi) references herein to any Law or any license mean such Law or license as amended, modified, codified, reenacted, supplemented or superseded in whole or in part, and in effect from time to time; and (xii) references herein to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder.

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ARTICLE II. Purchase and Sale

Section 2.01 Assets.On the terms and subject to the conditions set forth in this Agreement, on the applicable Closing Date, the Seller, who holds beneficial ownership of the Assets, shall sell, assign, transfer and deliver to the Buyer, free and clear of all Liens and Encumbrances, other than the Permitted Encumbrances, all of the Assets. The “Assets” shall be comprised of:

(a)	The Contracts as set forth in Schedule A (the “TWP47 Contracts”) and the other Permits and assets as set forth on Schedule A (collectively, the “TWP47 Assets”); and

(b)	The Contracts as set forth in Schedule B (the “TWP48 Contracts”) and the other Permits and assets as set forth on Schedule B (collectively, the “TWP48 Assets”).

Section 2.02 Purchase Price.

(a)	The purchase price for the Assets shall be as follows:

(i)	With respect to the TWP48 Assets: (1) The sum of USD$260,000 (the “TWP48 Closing Cash”); and (2) the issuance by the Parent to the Seller of 526,536 shares of Common Stock (the “Shares”).

(ii)	With respect to the TWP47 Assets, the sum of USD$325,000 (the “TWP47 Closing Cash”).

(b)	Notwithstanding the provisions of clause (1) of Section 2.02(a)(i), the Parties acknowledge and agree that, on or about December 24, 2024, the Parent tendered the sum of $65,000 to the Seller as a deposit hereunder (the “Deposit”), and therefore the TWP48 Closing Cash payment as set forth in Section 2.02(a)(i) shall be reduced by the amount of the Deposit.

Section 2.03 Closing. The closing of the Transactions shall occur at two closings (each, a “Closing” and collectively the “Closings”), which shall occur as follows:

(a)	The Closing with respect to the TWP48 Assets shall on, subject to the satisfaction or waiver (by the Party for whose benefit the conditions to exist) of the conditions to closing set forth in Section 3.01, Section 3.02 and Section 3.03, on the later to occur of:

(i)	April 1, 2025; and

(ii)	three (3) Business Days following the date that Seller has provided written notice to the Buyer that the right of first refusal in respect of the TWP48 Assets as described on Schedule A has expired or been waived.

(b)	The Closing with respect to the TWP47 Assets shall on, subject to the satisfaction or waiver (by the Party for whose benefit the conditions to exist) of the conditions to closing set forth in Section 3.01, Section 3.02 and Section 3.03, on the later to occur of:

(i)	May 15, 2025; and

(ii)	three (3) Business Days following the date that Seller has provided written notice to the Buyer that the right of first refusal in respect of the TWP47 Assets as described on Schedule A has expired or been waived.

(c)	The date of the Closing with respect to the TWP48 Assets is referred to as the “TWP48 Closing Date”. The date of the Closing with respect to the TWP47 Assets is referred to as the “TWP47 Closing Date”.

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Section 2.04 Seller Deliverables at the Closings.

(a)	At the TWP48 Closing, the Seller shall deliver to the Buyer the following:

(i)	The Capital Quit Claim, duly executed by Seller and Capital Land Services Ltd.;

(ii)	A No Interest Letter from the DODSLAND AND DISTRICT CREDIT UNION LIMITED in respect of Saskatchewan Personal Property Registration #: 301728854;

(iii)	A copy of the General Conveyance in the form as attached hereto as Schedule C (the “General Conveyance”) with respect to the TWP48 Assets, duly executed by an authorized officer of the Seller;

(iv)	Such instruments of transfer and assignment as reasonably requested to assign the TWP48 Contracts to the Buyer, duly executed by the Seller and any other required parties thereto;

(v)	A certificate of an executive officer of the Seller, dated as of the TWP48 Closing Date, and (1) certifying that the conditions set forth in Section 3.02(a), Section 3.02(b) and Section 3.02(e) have been satisfied and that the statements therein are true and correct as of the TWP48 Closing Date; (2) attaching and certifying true and correct copies of resolutions of the Board of Directors of Seller, and of the shareholders of Seller if required as set forth in Section 3.02(d), approving this Agreement, the other Transaction Documents and the Transactions; and (3) attaching a certificate of status issued by Corporations Canada for the Seller, dated as of a date within 5 days of the TWP48 Closing Date; and

(vi)	Such other documents and instruments as reasonable requested by the Buyer for the purposes of transferring the TWP48 Assets to the Buyer and otherwise consummating the Transactions being completed at the TWP48 Closing.

(b)	At the TWP47 Closing, the Seller shall deliver to the Buyer the following:

(i)	The General Conveyance with respect to the TWP47 Assets, duly executed by an authorized officer of the Seller;

(ii)	A No Interest Letter from the DODSLAND AND DISTRICT CREDIT UNION LIMITED in respect of Saskatchewan Personal Property Registration #: 301728854;

(iii)	Such instruments of transfer and assignment as reasonably requested to assign the TWP47 Contracts to the Buyer, duly executed by the Seller and any other required parties thereto;

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(iv)	A certificate of an executive officer of the Seller, dated as of the TWP47 Closing Date, and (1) certifying that the conditions set forth in Section 3.02(a), Section 3.02(b) and Section 3.02(e) have been satisfied and that the statements therein are true and correct as of the TWP47 Closing Date; (2) attaching and certifying true and correct copies of resolutions of the Board of Directors of Seller, and of the shareholders of Seller if required as set forth in Section 3.02(d), approving this Agreement, the other Transaction Documents and the Transactions; and (3) attaching a certificate of status issued by Corporations Canada for the Seller, dated as of a date within 5 days of the TWP47 Closing Date; and

(v)	Such other documents and instruments as reasonable requested by the Buyer for the purposes of transferring the TWP47 Assets to the Buyer and otherwise consummating the Transactions being completed at the TWP47 Closing.

Section 2.05 Buyer and Parent Deliverables at the Closings.

(a)	At the TWP48 Closing:

(i)	The Buyer shall pay to Seller the TWP48 Closing Cash payment, by wire transfer pursuant to instructions provided by the Seller to the Buyer prior to the TWP48 Closing;

(ii)	The Parent shall record the Seller in the books and records of the Parent as the owner of the Shares, and the Parties agree that the Shares shall not be certificated, unless requested by the Seller three (3) days prior to the TWP48 Closing; and

(iii)	The Parent and the Buyer shall deliver to the Seller a certificate of an executive Officer of the Parent and an executive officer of Buyer, dated as of the TWP48 Closing Date; and (1) certifying that the conditions set forth in Section 3.03(a) and Section 3.03(f) have been satisfied and that the statements therein are true and correct as of the TWP48 Closing Date; (2) attaching and certifying true and correct copies of resolutions of the Board of Directors of each of Parent and the Buyer approving this Agreement, the other Transaction Documents and the Transactions; and (3) attaching a certificate of status issued by the Delaware Secretary of State for the Buyer and the Parent, each dated as of a date within 5 days of the TWP48 Closing Date.

(b)	At the TWP47 Closing:

(i)	The Buyer shall deliver to the Seller the General Conveyance, duly executed by an authorized officer of the Buyer;

(ii)	The Buyer shall pay to Seller the TWP47 Closing Cash payment, by wire transfer pursuant to instructions provided by the Seller to the Buyer prior to the TWP47 Closing; and

(iii)	The Parent and the Buyer shall deliver to the Seller a certificate of an executive Officer of the Parent and an executive officer of Buyer, dated as of the TWP47 Closing Date; and 1) certifying that the conditions set forth in Section 3.03(a) and Section 3.03(f) have been satisfied and that the statements therein are true and correct as of the TWP47 Closing Date; (2) attaching and certifying true and correct copies of resolutions of the Board of Directors of each of Parent and the Buyer approving this Agreement, the other Transaction Documents and the Transactions; and (3) attaching a certificate of status issued by the Delaware Secretary of State for the Buyer and the Parent, each dated as of a date within 5 days of the TWP47 Closing Date.

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Section 2.06 Additional Documents. At and following each Closing, the Parties shall execute, acknowledge, and deliver (or shall ensure to be executed, acknowledged, and delivered), any and all certificates, opinions, financial statements, schedules, agreements, resolutions, rulings or other instruments required by this Agreement to be so delivered at or prior to or following the Closings, together with such other items as may be reasonably requested by the Parties and their respective legal counsel in order to effectuate or evidence the Transactions.

Section 2.07 No Assumption of Liabilities. Otter than as specifically set forth herein, neither the Buyer nor the Parent are assuming, nor shall either Buyer or Parent assume, any Liabilities of Seller, whether related to the Assets or otherwise.

Section 2.08 Potentially Adverse Caveats.

(a)	For purposes herein, “Potentially Adverse Caveats” means:

(i)	in respect of the TWP47 Assets, the following potentially adverse instruments registered against Certificate of Title #: 151416828, and Certificate of Title #: 151416851: Interest #: 183883685 and 183883999 Mortgage, Reg’d: 15 Apr 2015 09:25:10, currently in the name of R.I.I. NORTH AMERICA INC.; and

(ii)	in respect of the TWP48 Closing, the following potentially adverse instruments registered against Certificate of Title #: 120169560, and Certificate of Title #: 120169559:

(1)	Interest #: 117039438 and 117039371 CNV Caveat, Reg’d: 19 May 1981 00:11:02, currently in the name of Atco Gas & Oil Ltd.;

(2)	Interest #: 117039449 and 117039382 CNV Caveat, Reg’d: 03 Mar 1983 00:05:04, currently in the name of The Royal Bank of Canada;

(3)	Interest #: 117039450 and 117039393 CNV Caveat, Reg’d: 21 Dec 1984 00:31:07, currently in the name of Royal Bank of Canada and Chemical Bank of Canada;

(4)	Interest #: 117039461 and 117039405 CNV Caveat, Reg’d: 04 Aug 1992 00:18:07, currently in the name of Hunter Oil & Gas Ltd.;

(5)	Interest #: 117039472 and 117039416 CNV Caveat, Reg’d: 28 Sep 1992 00:22:29, currently in the name of Hunter Oil & Gas Ltd.; and

(6)	Interest #: 117039483 and 117039427 CNV Caveat, Reg’d: 22 Mar 1993 00:05:43, currently in the name of CENOVUS ENERGY INC.

(b)	From and after TWP47 Closing, the Seller shall, using commercially reasonable efforts and to the extent possible, on a timely basis and without further consideration, complete such documents and take such other actions as may be reasonably requested by the Buyer in order to discharge, lapse, or otherwise extinguish the Potentially Adverse Caveats with respect to the TWP47 Assets.

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(c)	From and after TWP48 Closing, the Seller shall, using commercially reasonable efforts and to the extent possible, on a timely basis and without further consideration, complete such documents and take such other actions as may be reasonably requested by the Buyer in order to discharge, lapse, or otherwise extinguish the Potentially Adverse Caveats with respect to the TWP48 Assets.

Section 2.09 Post-Closing Operatorship.

(a)	Following Closing the Seller shall remain as the licensed Permit holder, and recognized operator of the Assets for the purposes of the applicable Governmental Authorities and applicable laws until the later of:

(i)	the TWP47 Closing; and

(ii)	the Buyer provides written notice to the Seller that the Buyer has become qualified to hold the Permits for the Wells and the Tangibles pursuant to the applicable Governmental Authorities and applicable laws, and to otherwise operate the Assets.

(b)	In this regard, the Specific Conveyances relating to operatorship of the TWP48 Assets, including the Permits for the Wells and the Tangibles, and the applicable surface rights, shall not be circulated or registered by the Seller until the TWP47 Closing, or until such time as the foregoing notice is provided to the Seller.

Section 2.10 Conveyance Taxes. (a) The Seller will pay all income, capital gain, use, transfer, stamp, registration, documentary, excise, real property transfer or gains, or similar taxes incurred as a result of the Transactions. (b) The Buyer will pay all sales and value added or similar taxes incurred as a result of the Transactions.

ARTICLE III. Conditions to the Closings

Section 3.01 Conditions to the Obligations of Each of the Parties. The obligations of each of the Parties to consummate each Closing are subject to the satisfaction, or waiver by each of the Parties, at or before the applicable Closing Date, of all the following conditions:

(a)	No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the transactions contemplated by this Agreement and no Governmental Authority shall have imposed any terms or conditions on the Transactions which would reasonably be expected to materially impact the operations of the Buyer following the applicable Closing.

(b)	There shall not be any Action brought by a third-party non-Affiliate to enjoin or otherwise restrict the consummation of the applicable Closing.

(c)	The Parties shall have received all necessary approvals from all required Governmental Authorities to consummate the Transactions at the applicable Closing.

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Section 3.02 Conditions to the Obligations of the Buyer and Parent. The obligations of the Buyer and Parent to consummate each Closing are subject to the satisfaction (or waiver by the Buyer and Parent, each in its sole discretion), at or before the applicable Closing Date, of the following conditions:

(a)	The representations and warranties made by the Seller in this Agreement shall have been true and correct when made and shall be true and correct in all material respects (other than representations and warranties which are qualified as to materiality and the representations and warranties in Section 6.01, Section 6.02, Section 6.03, Section 6.09, Section 6.12, Section 6.13, Section 6.23 and Section 6.24, which shall each be true and correct in all respects) at the applicable Closing Date with the same force and effect as if such representations and warranties were made at and as of the applicable Closing Date, except for changes therein permitted by this Agreement;

(b)	The Seller shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by the Seller prior to or at the applicable Closing;

(c)	If deemed necessary by the Parent, the Seller shall have provided to the Parent audited financial statements for the Seller and the Assets and related auditor reports thereon from a Public Buyer Accounting Oversight Board-registered auditor, which consents to the inclusion of its statements in SEC public filings, for each of the two most recently ended fiscal years and any other period audited or unaudited but reviewed financials are required to be included in the reports filed by the Parent with the SEC following the applicable Closing pursuant to applicable Law, and unaudited statements for any other required interim periods;

(d)	The Transactions shall have been approved by the shareholders of the Seller, if required by applicable Law or the rules of any applicable securities exchange; and

(e)	There shall have occurred no Material Adverse Effect as of the applicable Closing Date.

Section 3.03 Condition to the Obligations of the Seller. The obligations of the Seller to consummate each Closing are subject to the satisfaction (or waiver by the Seller in its sole discretion), at or before the applicable Closing Date, of the following conditions:

(a)	The representations and warranties made by the Buyer and Parent in this Agreement shall have been true and correct when made and shall be true and correct in all material respects (other than representations and warranties which are qualified as to materiality, and other than the representations and warranties as set forth in Section 7.01, Section 7.02 and Section 7.06 which shall each be true and correct in all respects) at the applicable Closing Date with the same force and effect as if such representations and warranties were made at and as of the applicable Closing Date, except for changes therein permitted by this Agreement;

(b)	The Transactions shall have been approved by the shareholders of the Buyer, if required by applicable Law or the rules of any applicable securities exchange, including the NYSE American;

(c)	The TWP48 Closing Cash and TWP47 Closing Cash having been paid to the Seller;

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(d)	On the TWP48 Closing, the Shares having been issued to the Seller, as directed by the Seller;

(e)	Evidence that the NYSE American has approved or conditionally approved the Transaction, if so required by the rules and regulations of the NYSE American; and

(f)	The Buyer and Parent shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by the Buyer prior to or at the applicable Closing Date.

ARTICLE IV. REGISTRATION

Section 4.01 Registration Generally. The Parent shall, within 21 days following the TWP48 Closing Date, file with the SEC a Registration Statement or Registration Statements (as is necessary) on Form S-1 or Form S-3, as available (or, if such forms are unavailable for such a registration, on such other form as is available for such registration, in each case as determined by the Parent) covering the resale of all of the Registrable Securities. The Parent shall initially register for resale all of the Registrable Securities and as shall be permitted to be included thereon in accordance with applicable SEC rules, regulations and interpretations so as to permit the resale of such Registrable Securities by the Seller, including but not limited to under Rule 415 under the Securities Act at then-prevailing market prices (and not fixed prices).

Section 4.02 New Registration Statement. Notwithstanding the registration obligations set forth in this Article IV, if the staff of the SEC or the SEC informs the Parent that all of the unregistered Registrable Securities cannot, as a result of the application of Rule 415, be registered for resale as a secondary offering on a single Registration Statement, the Parent agrees to promptly (i) inform the Seller thereof and use its commercially reasonable efforts to file amendments to the Registration Statement as required by the SEC and/or (ii) withdraw the Registration Statement and file a new registration statement (the “New Registration Statement”), in either case covering the maximum number of Registrable Securities permitted to be registered by the SEC, Form S-1 or Form S-3, as available, to register for resale the Registrable Securities as a secondary offering. If the Parent amends the Registration Statement or files a New Registration Statement, as the case may be, under clauses (i) or (ii) above, the Parent will use its commercially reasonable efforts to file with the SEC, as promptly as allowed by the Staff or SEC, one or more registration statements on Form S-1 or Form S-3, as available, to register for resale those Registrable Securities that were not registered for resale on the Registration Statement, as amended, or the New Registration Statement.

Section 4.03 Related Obligations.

(a)	At such time as the Parent is obligated to prepare and file the Registration Statement with the SEC pursuant to this Article IV, the Parent will affect the registration of the Registrable Securities in accordance with the intended method of disposition thereof and, with respect thereto, the Parent shall have the obligations as set forth in this Section 4.03.

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(b)	The Parent shall use commercially reasonable best efforts to cause such Registration Statement relating to the Registrable Securities to become effective and shall use commercially reasonable efforts keep such Registration Statement effective until the earlier to occur of the date on which the Seller shall have sold all the Registrable Securities (the “Registration Period”). The Registration Statement (including any amendments or supplements thereto and prospectuses contained therein) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. The Parent shall use all commercially reasonable efforts to respond to all SEC comments within ten (10) business days from receipt of such comments by the Parent. The Parent shall use all commercially reasonable efforts to cause the Registration Statement relating to the Registrable Securities to become effective no later than three (3) business days after notice from the SEC that the Registration Statement may be declared effective. Seller agrees to provide all information which is required by Law to be provided to the Parent, including the intended method of disposition of the Registrable Securities, and the Parent’s obligations set forth above shall be conditioned on the receipt of such information.

(c)	The Parent shall prepare and file with the SEC such amendments (including post-effective amendments) and supplements to the Registration Statement and the prospectus used in connection with such Registration Statement, which prospectus is to be filed pursuant to Rule 424 promulgated under the Securities Act, as may be necessary to keep such Registration Statement effective during the Registration Period, and, during such period, comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such Registration Statement until such time as all of such Registrable Securities shall have been disposed of in accordance with the intended methods of disposition by the Seller thereof as set forth in such Registration Statement. In the event the number of shares of Common Stock covered by the Registration Statement filed pursuant to this Agreement is at any time insufficient to cover all of the Registrable Securities, the Parent shall amend such Registration Statement, or file a new Registration Statement (on the short form available therefor, if applicable), or both, so as to cover all of the Registrable Securities, in each case, as soon as practicable, but in any event, within thirty (30) calendar days after the necessity therefor arises (based on relevant factors on which the Parent reasonably elects to rely) and subject to SEC rules, regulations and interpretations, assuming the Parent has sufficient authorized shares at that time, and if it does not, within thirty (30) calendar days after such shares are authorized. The Parent shall use commercially reasonable efforts to cause such amendment and/or new Registration Statement to become effective as soon as reasonably practicable following the filing thereof.

(d)	The Parent shall make available to Seller and its legal counsel without charge (i) promptly after the same is prepared and filed with the SEC at least one (1) copy of such Registration Statement and any amendment(s) thereto, including financial statements and schedules, all documents incorporated therein by reference and all exhibits, the prospectus included in such Registration Statement (including each preliminary prospectus) and, with regards to such Registration Statement(s), except as may be prohibited by Law or with respect to any information which may be material non-public information, any correspondence by or on behalf of the Parent to the SEC or the staff of the SEC and any correspondence from the SEC or the staff of the SEC to the Parent or its representatives relating to such Registration Statement; (ii) upon the effectiveness of any Registration Statement, the Parent shall make available copies of the prospectus, via EDGAR, included in such Registration Statement and all amendments and supplements thereto; and (iii) such other documents, including copies of any preliminary or final prospectus, as Seller may reasonably request from time to time to facilitate the disposition of the Registrable Securities. For the avoidance of doubt, any filing available to the Seller via the SEC’s live EDGAR system shall be deemed “available to Seller” hereunder.

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(e)	The Parent shall use commercially reasonable efforts to (i) register and qualify the Registrable Securities covered by the Registration Statement under such other securities or “blue sky” Laws of such states in the United States as Seller reasonably requests; (ii) prepare and file in those jurisdictions, such amendments (including post-effective amendments) and supplements to such registrations and qualifications as may be necessary to maintain the effectiveness thereof during the Registration Period; (iii) take such other actions as may be necessary to maintain such registrations and qualifications in effect at all times during the Registration Period, and (iv) take all other actions reasonably necessary or advisable to qualify the Registrable Securities for sale in such jurisdictions; provided, however, that the Parent shall not be required in connection therewith or as a condition thereto to (x) qualify to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 4.03(d), (y) subject itself to general taxation in any such jurisdiction or (z) file a general consent to service of process in any such jurisdiction. The Parent shall promptly notify the Seller of the receipt by the Parent of any notification with respect to the suspension of the registration or qualification of any of the Registrable Securities for sale under the securities or “blue sky” Laws of any jurisdiction in the United States or its receipt of actual notice of the initiation or threatening of any proceeding for such purpose.

(f)	As promptly as practicable after becoming aware of such event, the Parent shall notify the Seller in writing of the happening of any event as a result of which the prospectus included in the Registration Statement, as then in effect, includes an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (“Registration Default”) and use all diligent efforts to promptly prepare a supplement or amendment to such Registration Statement and take any other necessary steps to cure the Registration Default (which, if such Registration Statement is on Form S- 3, may consist of a document to be filed by the Parent with the SEC pursuant to Section 13(a), Section 13(c), Section 14 or Section 15(d) of the Exchange Act and to be incorporated by reference in the prospectus) to correct such untrue statement or omission, and make available copies of such supplement or amendment to the Seller. The Parent shall also promptly notify the Seller (i) when a prospectus or any prospectus supplement or post- effective amendment has been filed, and when the Registration Statement or any post- effective amendment has become effective (the Parent will prepare notification of such effectiveness which shall be delivered to the Seller on the same day of such effectiveness and by overnight mail), additionally, the Parent will promptly provide to the Seller a copy of the effectiveness order prepared by the SEC once it is received by the Parent; (ii) of any request by the SEC for amendments or supplements to the Registration Statement or related prospectus or related information, (iii) of the Parent’s reasonable determination that a post- effective amendment to the Registration Statement would be appropriate, (iv) in the event the Registration Statement is no longer effective, or (v) if the Registration Statement is stale as a result of the Parent’s failure to timely file its financials or otherwise.

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(g)	The Parent shall use all commercially reasonable efforts to prevent the issuance of any stop order or other suspension of effectiveness of the Registration Statement, or the suspension of the qualification of any of the Registrable Securities for sale in any jurisdiction and, if such an order or suspension is issued, to obtain the withdrawal of such order or suspension at the earliest possible moment and to notify the Seller holding Registrable Securities being sold of the issuance of such order and the resolution thereof or its receipt of actual notice of the initiation or threat of any proceeding concerning the effectiveness of the registration statement.

(h)	The Parent shall permit Seller and one (1) legal counsel for Seller, designated by Seller, to review and comment upon the Registration Statement and all amendments and supplements thereto at least one (1) calendar day prior to their filing with the SEC. However, any postponement of a filing of a Registration Statement or any postponement of a request for acceleration or any postponement of the effective date or effectiveness of a Registration Statement by written request of Seller (collectively, the “Seller Delay”) shall not act to trigger any penalty of any kind, or any cash amount due or any in-kind amount due to Seller from the Parent under any and all agreements of any nature or kind between the Parent and Seller. The event(s) of a Seller Delay shall act to suspend all obligations of any kind or nature of the Parent under any and all agreements of any nature or kind between the Parent and Seller.

(i)	The Parent shall hold in confidence and not make any disclosure of information concerning the Seller unless (i) disclosure of such information is necessary to comply with federal or state Laws, (ii) the disclosure of such information is necessary to avoid or correct a misstatement or omission in any Registration Statement, or (iii) the release of such information is ordered pursuant to a subpoena or other final, non-appealable order from a court or governmental body of competent jurisdiction. The Parent agrees that it shall, upon learning that disclosure of such information concerning Seller is sought in or by a court or governmental body of competent jurisdiction or through other means, to the extent legally permissible, give prompt written notice to Seller and allow Seller, at Seller’s expense, to undertake appropriate action to prevent disclosure of, or to obtain a protective order covering such information.

(j)	The Parent shall use all commercially reasonable best efforts to maintain designation and quotation of all the Registrable Securities covered by any Registration Statement on the NYSE American. If, despite the Parent’s commercially reasonable best efforts, the Parent is unsuccessful in satisfying the preceding sentence, it shall use commercially reasonable efforts to cause all the Registrable Securities covered by any Registration Statement to be listed on each other national securities exchange and automated quotation system, if any, on which securities of the same class or series issued by the Parent are then listed, if any, if the listing of such Registrable Securities is then permitted under the rules of such exchange or system. The Parent shall pay all fees and expenses in connection with satisfying its obligation under this Section 4.03(j).

(k)	The Parent shall cooperate with the Seller to facilitate the prompt preparation and delivery of the Registrable Securities to be offered pursuant to the Registration Statement and enable such Registrable Securities to be in such denominations or amounts, as the case may be, as the Seller may reasonably request.

(l)	The Parent shall provide a transfer agent for all the Registrable Securities not later than the effective date of the first Registration Statement filed pursuant hereto.

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(m)	If requested by Seller, the Parent shall (i) as soon as reasonably practical incorporate in a prospectus supplement or post-effective amendment such information as the Seller reasonably determines should be included therein relating to the sale and distribution of Registrable Securities, including, without limitation, information with respect to the offering of the Registrable Securities to be sold in such offering; (ii) make all required filings of such prospectus supplement or post-effective amendment as soon as reasonably possible after being notified of the matters to be incorporated in such prospectus supplement or post-effective amendment; and (iii) supplement or make amendments to any Registration Statement.

(n)	The Parent shall use all commercially reasonable efforts to cause the Registrable Securities covered by the applicable Registration Statement to be registered with or approved by such other Governmental Authorities as may be necessary to facilitate the disposition of such Registrable Securities.

(o)	The Parent shall otherwise use all commercially reasonable best efforts to comply with all applicable rules and regulations of the SEC in connection with any registration hereunder.

(p)	Within three (3) business days after the Registration Statement which includes Registrable Securities is declared effective by the SEC, the Parent shall deliver to the transfer agent for such Registrable Securities, with copies to the Seller, confirmation that such Registration Statement has been declared effective by the SEC.

(q)	All legal expenses, other than underwriting discounts and sales or brokerage commissions and other than as set forth herein, incurred in connection with registrations including comments, filings or qualifications pursuant to Article IV including, without limitation, all registration, listing and qualifications fees, and printing fees shall be paid by the Parent.

(r)	With a view to making available to the Seller the benefits of Rule 144 promulgated under the Securities Act or any other similar rule or regulation of the SEC that may at any time permit the Seller to sell Registrable Securities to the public without registration (“Rule 144”), provided that the Seller hold any Registrable Securities are eligible for resale under Rule 144, the Parent agrees to (i) make and keep adequate current public information available, as those terms are understood and defined in Rule 144; (ii) file with the SEC in a timely manner all reports and other documents required of the Parent under the Securities Act and the Exchange Act so long as the Parent remains subject to such requirements and the filing of such reports and other documents is required for the applicable provisions of Rule 144; and (ii) furnish to the Seller, promptly upon request, (1) a written statement by the Parent that it has complied with the reporting requirements of Rule 144, the Securities Act and the Exchange Act, (2) a copy of the most recent annual or quarterly report of the Parent and such other reports and documents so filed by the Parent, and (3) such other information as may be reasonably requested to permit the Seller to sell such securities pursuant to Rule 144 without registration.

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Section 4.04 Obligations of the Seller.

(a)	At least ten (10) calendar days prior to the first anticipated filing date of the Registration Statement, the Parent shall notify the Seller in writing of the information the Parent requires from Seller for the Registration Statement. It shall be a condition precedent to the obligations of the Parent to complete the registration pursuant to this Agreement with respect to the Registrable Securities that Seller agrees to furnish to the Parent that information regarding itself, the Registrable Securities and the intended method of disposition of the Registrable Securities as shall reasonably be required to effect the registration of such Registrable Securities and Seller shall execute such documents in connection with such registration as the Parent may reasonably request. Seller covenants and agrees that, in connection with any sale of Registrable Securities by it pursuant to the Registration Statement, it shall comply with the “Plan of Distribution” section of the then- current prospectus relating to such Registration Statement.

(b)	Seller agrees to cooperate with the Parent as reasonably requested by the Parent in connection with the preparation and filing of any Registration Statement hereunder.

(c)	Seller agrees that, upon receipt of written notice from the Parent of the happening of any event of the kind described in Section 4.03(f) or the first sentence of Section 4.03(e), Seller will immediately discontinue disposition of Registrable Securities pursuant to any Registration Statement(s) covering such Registrable Securities until Seller’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 4.03(f) or the first sentence of Section 4.03(e).

ARTICLE V. Contract Operations Post-Closing

Section 5.01 Contract Operations Post-Closing. The Parties acknowledge and agree that, following the Closing, the following shall apply to the physical operation of the Assets by the Seller:

(a)	operating costs for the Assets shall, for a period of two (2) years from the Closing Date, be held at the levels detailed in the auditor’s report over the eighteen (18) month period prior to the Closing Date, prepared for the Buyer on the basis of the due diligence materials provided by the Seller to the Buyer in connection with the Transactions, unless mutually agreed otherwise;

(b)	from and after the foregoing two (2) year period, operating costs shall remain competitive with other operators in the area; and

(c)	the Buyer shall be entitled to terminate the Seller’s actions pursuant to this Article V on thirty (30) days’ written notice to the Seller.

Section 5.02 Responsibilities Following the Closing. Following the Closing, with respect to all Assets acquired by the Buyer hereunder, the Seller shall:

(a)	act as the on-site operator of the Assets and perform all work and services ordinarily performed by an operator for the field management and operation of the Wells/Facilities, including the specific duties of the Seller described in Schedule D;

(b)	conduct all operations for the Assets in a safe and competent manner, in compliance with accepted industry practices and all applicable laws, rules and regulations of any governmental authority having jurisdiction, including but not limited to the following: Occupational Health and Safety, Environmental, Workers’ Compensation, Transportation of Dangerous Goods, Work Place Hazardous Materials Information System and emergency response plans;

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(c)	place orders with suppliers and sign for receipt of materials, subject to the prior approval of the Buyer if required under Schedule D;

(d)	keep the Assets, including the lands on which they are situated, free of all liens or claims arising from the performance of the Seller’s obligations under this Agreement, except for liens or claims being contested diligently;

(e)	ensure that:

(i)	the Seller’s personnel are trained and competent to perform their duties before operating the Assets;

(ii)	the operations comply with the Buyer’s safety standards, work practices and accident prevention regulations; and

(iii)	the Seller’s personnel receive H2S training if there is a potential to handle sour substances at the Assets or enter onto sour gas locations.

Section 5.03 Qualifications of the Seller. If the Seller is not qualified to perform any service required to maintain the Assets, including as set forth in Section 5.02, the Seller will, using reasonable efforts, either arrange to have third parties perform the service (at the sole cost of the Buyer), but subject to prior written approval of the Buyer, and provided that any such agreements with third parties shall be invoiced to Buyer unless agreed to in advance in writing, or advise the Buyer of the work or service required.

Section 5.04 The Buyer’s Responsibilities. Following the Closing, with respect to all Assets acquired by the Buyer hereunder, the Buyer will:

(a)	ensure the Assets are fully operational and in compliance with all applicable laws, rules and regulations;

(b)	maintain all required rights of access and provide adequate access across the land of third parties to the site of the Assets to allow the Seller and its employees and sub-contractors access to the site;

(c)	provide all labour, materials and equipment for repair, maintenance, replacement and remedial work required at the Assets that are not part of the Seller’s responsibilities;

(d)	pay all charges incurred by the Seller on behalf of the Buyer for the operations carried out under this Agreement;

(e)	inform the Seller in advance of all services that the Buyer intends to perform or have performed at the Assets;

(f)	make all payments attributable to production from the Assets and payments of assessments including but not limited to royalty and tax payments, regulatory agency fees and property taxes on the Assets;

(g)	provide the Seller with the Buyer’s safety standards, work practices and accident prevention policies;

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(h)	ensure that a current emergency response plan is in place for the Assets; and

(i)	remediate any spill, release or discharge in accordance with applicable law; provided, however, that the remediation shall be at the sole risk, cost, and expense of the Buyer except where the spill, discharge or release was caused by the gross negligence or willful misconduct of the Seller.

Section 5.05 Right of Access. Following the Closing, the Buyer, its employees or sub- contractors, may at any time access the Assets and related equipment and supplies.

Section 5.06 Suspension Provisions. Following the Closing, the Buyer may suspend or permanently shut-in any of the Assets.

Section 5.07 Invoice and Payment.

(a)	The Seller will invoice the Buyer as soon as possible for the fees and other charges incurred for a calendar month in connection with the actions of the Seller pursuant to this Article V in accordance with Schedule E. The Buyer will pay the Seller the amount specified in the invoice at the end of each calendar month after receiving the Seller’s invoice. Payment of any invoice will not prevent the Buyer from questioning the correctness of the invoice, up to a period of fifteen (15) months following the end of the calendar year in which an invoice is presented, otherwise the invoice will be deemed to be correct.

(b)	Any invoice that is not questionable and is in the normal course of business and which is not paid within thirty (30) days after receipt of the invoice will accrue interest at an annual interest rate of five percent (5%), with any fractional periods being appropriately pro-rated (the “Interest Rate”), on the amount owing, compounded monthly from the date of receipt of the invoice until paid. Any invoice that is other than in the normal course of business which has been previously agreed but which is not paid within thirty (30) days after receipt of the invoice will accrue interest at the Interest Rate, compounded monthly from the date of receipt of the invoice until paid.

(c)	When the Seller is required to charge Goods and Services Tax (“GST”), or similar value added tax, the Seller’s invoice will include information prescribed by the Input Tax Credit Information Regulations under the Excise Tax Act, or any information prescribed for a similar value added tax. Where the Seller is not, or is not required to be, registered for purposes of the GST, that fact will be disclosed on the Seller’s invoice.

Section 5.08 Emergencies. In an emergency, the Seller will use industry standard efforts to protect life, property and the Assets. The Seller will promptly notify the Buyer of the emergency and any action taken. The Buyer will direct any extended period response and is responsible for any emergency response aside from those specifically assigned to the Seller herein.

Section 5.09 The Seller as an Independent Contractor. With respect to the actions of the Parties pursuant to this Article V, the Parties agree as follows:

(a)	The Seller:

(i)	is an independent contractor, whose work and services are subject to this Agreement’s provisions and the Buyer’s instructions;

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(ii)	will control the work and services of its employees and sub-contractors; and

(iii)	is accountable to the Buyer for completion of the work and services pursuant to the provisions of this Agreement.

(b)	The Seller is responsible for deciding on:

(i)	the number of the Seller’s employees and sub-contractors;

(ii)	the selection of employees and sub-contractors; and

(iii)	the hours of labour and compensation for their services.

(c)	The Seller, its employees and sub-contractors are not agents or employees of the Buyer.

Section 5.10 Audit Provision.

(a)	The Seller will maintain complete records and accounts with respect to operations under this Article V in accordance with generally accepted accounting principles and in the detail required to verify all records and accounts submitted to the Buyer.

(b)	The Buyer has the right to audit, at its own expense, the records and accounts:

(i)	during reasonable business hours and on advance written notice to the Seller; and

(ii)	for up to twenty-four (24) months from the end of the calendar year to which the records and accounts relate.

(c)	Any claims of discrepancies will be made in writing to the Seller within three (3) months of completion of the audit.

(d)	The Seller will respond in writing to all claims of discrepancies within three (3) months of receipt of claims.

Section 5.11 Insurance. The Seller shall obtain and continuously maintain during the course of its operations hereunder that insurance coverage set out in Schedule F, at the sole cost and expense of the Seller. The Seller shall ensure that all of its sub-contractors engaged in any aspect of operations hereunder or exposed to the risk of any of the operations hereunder shall obtain and maintain insurance coverage comparable to that as set out in Schedule “F”. Neither the placement of insurance coverage by the Seller in accordance with the requirements of this Agreement nor the insolvency, bankruptcy or failure of any insurer to pay any claim arising under this Agreement, relieves or limits any of the Seller’s obligations or liabilities.

ARTICLE VI. Representations and Warranties of the Seller

As an inducement to, and to obtain the reliance of the Buyer, the Seller represents and warrant to the Buyer and the Parent, as of the Effective Date and as of each Closing Date, as follows, except as set forth in the disclosure schedules provided by the Seller to the Buyer and then Parent as of the Effective Date (the “Disclosure Schedules”):

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Section 6.01 Existence and Power. Seller is a corporation, duly organized, validly existing, and in good standing under the laws of the Province of Saskatchewan and has the corporate power and is duly authorized under all applicable Laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted. Seller has full corporate power and authority to carry on its businesses as it is now being conducted and as now proposed to be conducted and to own or lease its properties and assets.

Section 6.02 Due Authorization. The execution, delivery and performance of this Agreement and the other Transaction Documents does not, and the consummation of the Transactions will not, violate any provision of the Seller Organizational Documents. Seller has taken all actions required by Law, the Seller Organizational Documents or otherwise to authorize the execution, delivery and performance of this Agreement and the other Transaction Documents and to consummate the Transactions.

Section 6.03 Valid Obligation This Agreement and the other Transaction Documents executed by Seller in connection herewith constitute the valid and binding obligations of Seller enforceable in accordance with their respective terms, except as may be limited by the Enforceability Exceptions. Neither the execution, delivery and performance by the Seller of this Agreement or any other Transaction Documents to which it is, or is specified to be, a party will contravene, violate or conflict with or result in the breach of or constitute a default under any of the Seller Organizational Documents, contravene, conflict with, or violate, or give any Governmental Authority or other Person the right to challenge any of the Transactions, or to exercise any remedy or obtain any relief under, any Law or governmental order to which the Seller or any of the Assets could be subject.

Section 6.04 Governmental Authorization. Neither the execution, delivery nor performance of this Agreement or any of the Transaction Documents by Seller requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with any Governmental Authority.

Section 6.05 Approval of Agreement The Board of Directors of Seller has authorized the execution and delivery of this Agreement and the other Transaction Documents by Seller and has approved this Agreement and the transactions contemplated hereby.

Section 6.06 Litigation and Proceedings There are no actions, suits, proceedings or investigations pending or, to the Knowledge of Seller, threatened, by or against Seller or affecting any of the Assets, Seller or its properties, at Law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind. Seller has no Knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator, or governmental agency or instrumentality or any circumstance which after reasonable investigation would result in the discovery of such default.

Section 6.07 Compliance With Laws and Regulations Seller has complied with all applicable statutes and regulations of any provincial, federal, state, or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, Assets, or condition of Seller or except to the extent that noncompliance would not result in the occurrence of any material liability for Seller.

Section 6.08 Regulatory Permits. Seller possesses all certificates, authorizations and Permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct its businesses as presently conducted, and to own and operate the Assets and Seller has not received any notice of proceedings relating to the revocation or modification of any such Permit.

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Section 6.09 Title to and Ownership of Assets.

(a)	Seller is the record and beneficial owner of the Assets free and clear of all Liens, Encumbrances, purchase rights, claims, pledges, mortgages, security interests, or other limitations or restrictions whatsoever, other than the Permitted Encumbrances. Seller is not subject to, or a party to, any agreements, licenses, contracts, instruments or other restrictions of any kind or character which directly or indirectly restrict or otherwise limit in any manner the use, sale or other disposition of the Assets by Seller or by the Buyer or the Parent. Upon delivery to the Buyer of the applicable Transaction Documents, the Buyer will acquire lawful, valid and marketable title to the Assets free and clear of all Encumbrances or Liens or restrictions whatsoever, other than the Permitted Encumbrances. Other than pursuant to this Agreement, no Person has any rights to purchase or receive any of the Assets or any interests therein. The Seller is not obligated to provide any consideration (whether financial or otherwise) to any third party, nor is any third party otherwise entitled to any consideration, with respect to any exercise of rights by the Seller or the Buyer or Parent, as successor to the Seller, in the Assets.

(b)	There is no Action that is pending or, to the Knowledge of Seller, threatened, that challenges the rights of Seller in respect of any Assets. Seller has not received any written communication alleging that Seller has infringed the rights of any third party and there are no Actions that are pending or, to the Knowledge of Seller, threatened against Seller with respect to the Assets. To the Knowledge of Seller, there is no unauthorized use, infringement or misappropriation of the Assets by any third party and there is no Action that is pending or threatened by Seller with respect thereto. Notwithstanding anything to the contrary, this representation shall not limit or restrict the transfer to Buyer pursuant to this Agreement of all right, title and interest in and to the Assets owned by Seller.

(c)	The Seller has complied with all the requirements of all Canadian and United States and foreign Governmental Authorities to maintain the Assets in full force and effect in all material respects, including payment of all required fees when due to such offices or entities, and timely filing of all declarations, certifications and other paperwork with Governmental Authorities needed to maintain the Assets in good standing.

(d)	No claims (i) challenging the validity, enforceability, effectiveness or ownership by the Seller of any of the Assets owned or purported to be owned by the Seller or (ii) to the effect that any Assets or the conduct of the business of the Seller, including the development, marketing, sale and support of the Assets, has infringed or does or will infringe or constitute a misappropriation of any intellectual property or other proprietary or personal right of any Person have been asserted or, to the Knowledge of Seller, threatened by any Person against the Seller, nor does there exist any valid basis for such a claim. There are no Actions, including interference, re-examination, reissue, opposition, nullity, suspension, rejection (whether non-final or final), default, abandonment or cancellation Actions pending that relate to any of the Assets, and to the Knowledge of the Seller no such Actions are threatened or contemplated by any Governmental Authority or any other Person.

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(e)	The Seller has obtained from all Persons (including former and current employees and current or former consultants and subcontractors) who have created any portion of, or otherwise who would have any rights in or to, the Assets valid and enforceable (subject to the Enforceability Exceptions) written assignments of any such work, invention, improvement or other rights to the Seller and have delivered true and complete copies of such assignments to Buyer. No former employee, current employee, consultant or former consultant of the Seller has ever excluded any intellectual property from any written assignment executed by any such Person in connection with work performed for or on behalf of the Seller. All amounts payable by the Seller to consultants and former consultants involved in the development of any Assets have been paid in full.

(f)	The Seller has taken commercially reasonable measures to protect their ownership of, and rights in, all Assets owned by the Seller in accordance with customary industry practices.

(g)	The Seller has not (i) transferred ownership of, or granted any exclusive license with respect to, any Assets to any other Person or (ii) granted any customer the right to use any Asset or portion thereof on anything. No funding, facilities or personnel of any educational institution or Governmental Authority were used, directly or indirectly, to develop or create, in whole or in part, any Assets.

(h)	To the Knowledge of Seller, there is no governmental prohibition or restriction on the use of any Assets in any jurisdiction in which the Seller currently conducts or has conducted business or on the export or import of any of the Assets from or to any such jurisdiction.

(i)	The Seller has never agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to any of the Assets.

Section 6.10 Condition and Sufficiency of Assets. The land, buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property included in the Assets are, to the Knowledge of the Seller, structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. Each well located on the Real Property, whether producing, shut-in, injection, disposal or otherwise, has been drilled and, if completed, completed and operated in accordance with generally accepted oil and gas field practices and the material requirements of the all applicable laws as they existed at the relevant time.

Section 6.11 Absence of Certain Changes, Events and Conditions. Since 1 January 2024, and other than in the ordinary course of business consistent with past practice, there has not been any:

(a)	event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)	entry into any Contract that would constitute an Assigned Contract;

(c)	incurrence, assumption or guarantee of any indebtedness for borrowed money in connection with the Assets except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(d)	transfer, assignment, sale or other disposition of any of the Assets;

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(e)	cancellation of any debts or claims or amendment, termination or waiver of any rights constituting Assets;

(f)	material damage, destruction or loss, or any material interruption in use, of any Assets, whether or not covered by insurance;

(g)	acceleration, termination, material modification to or cancellation of any Assigned Contract;

(h)	imposition of any Encumbrance upon any of the Assets; or

(i)	any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 6.12 Compliance with Laws. The Seller is (and has been at all times during the past five

(5) years) in compliance with all economic sanctions and anti-boycott Laws in all material respects, including the Laws and regulations administered by the U.S. Customs and Border Protection and

U.S. Customs and Immigration Service, the Arms Export Control Act and the International Traffic in Arms Regulations, the Export Control Reform Act and the Export Administration Regulations, the Laws and regulations administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control, and Section 999 of the Internal Revenue Code.

Section 6.13 Assigned Contracts.

(a)	The TWP47 Contracts and the TWP48 Contracts (collectively, the “Assigned Contracts”) are the only Contracts applicable to the Assets or to which any of the Assets or their operation are subject. Seller has provided to Buyer true and correct copies of each Assigned Contract.

(b)	Each Assigned Contract is valid and binding on Seller in accordance with its terms and is in full force and effect. None of Seller or, to the Knowledge of Seller, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Assigned Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Assigned Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Assigned Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer. There are no material disputes pending or threatened under any Assigned Contract.

(b)	Seller has not pledged, mortgaged or otherwise granted an Encumbrance on any Assigned Contract.

(d)	The Seller is not participating in any discussions or negotiations regarding modification of or amendment to any Assigned Contract.

(e)	As of each applicable Closing, the Seller will have received all consents and approvals for all third parties as required to assign the Assigned Contracts to the Buyer.

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(f)	Such Assigned Contract is valid, binding, enforceable and in full force and effect. Seller is not in breach or default under such Assigned Contract, and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default, and Seller has paid all rent due and payable under such Assigned Contract. Seller has not received nor given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by Seller under any of the Assigned Contracts and, to the Knowledge of Seller, no other party is in default thereof, and no party to any Assigned Contract has exercised any termination rights with respect thereto.

Section 6.14 Real Property.

(a)	With respect to the real property as set forth on Exhibit A, included within the TWP47 Assets, and the real property as set forth on Exhibit B, included within the TWP48 Assets (collectively, the “Real Property”), the Seller represents and warrants as follows:

(i)	Seller has good and marketable leasehold to the Real Property, free and clear of all Encumbrances, except Permitted Encumbrances;

(ii)	Seller has not leased or otherwise granted to any Person the right to use or occupy such Real Property or any portion thereof; and

(iii)	there are no unrecorded outstanding options, rights of first offer or rights of first refusal to purchase such Real Property or any portion thereof or interest therein.

(b)	Seller has not received any written notice of (i) violations of building codes and/or zoning ordinances or other governmental or regulatory Laws affecting the Real Property, (ii) existing, pending or threatened condemnation proceedings affecting the Real Property, or

(iii)	existing, pending or threatened zoning, building code or other moratorium proceedings, or similar matters which could reasonably be expected to adversely affect the ability to operate the Real Property as currently operated. Neither the whole nor any material portion of any Real Property has been damaged or destroyed by fire or other casualty.

(c)	Seller has not subleased, assigned or otherwise granted to any Person the right to use or occupy such Real Property or any portion thereof.

(d)	Seller has not pledged, mortgaged or otherwise granted an Encumbrance on its leasehold interest in any Real Property.

Section 6.15 Legal Proceedings; Governmental Orders.

(a)	There are no Actions pending or, to the Knowledge of the Seller, threatened against or by Seller (a) relating to or affecting the Assets; or (b) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)	There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against, relating to or affecting the Assets.

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Section 6.16 Compliance With Laws; Permits.

(a)	Seller has complied, and is now complying, with all Laws applicable to the conduct of its business as currently conducted or the ownership and use of the Assets.

(b)	All Permits required for Seller to operate the Assets as currently conducted or for the ownership and use of the Assets have been obtained by Seller and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any such Permit.

Section 6.17 Environmental Matters.

(a)	The operations of Seller with respect to the Assets are currently and have been in compliance with all Environmental Laws. Seller has not received from any Person, with respect to the Assets, any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Effective Date or as of any Closing.

(b)	Seller has obtained and is in material compliance with all Environmental Permits necessary for the ownership, lease, operation or use of the Assets and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect by Seller through the applicable Closing Date in accordance with Environmental Law, and Seller is not aware of any condition, event or circumstance that might prevent or impede, after the applicable Closing Date, the ownership, lease, operation or use of the Assets. With respect to any such Environmental Permits, Seller has undertaken, or will undertake prior to the applicable Closing Date, all measures necessary to facilitate transferability of the same, and Seller is not aware of any condition, event or circumstance that might prevent or impede the transferability of the same, and has not received any Environmental Notice or written communication regarding any material adverse change in the status or terms and conditions of the same.

(c)	There has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the Assets, and Seller has not received an Environmental Notice that any of the Assets (including soils, groundwater, surface water, buildings and other structure located thereon) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, Seller.

(d)	There are no active or abandoned aboveground or underground storage tanks owned or operated by Seller in connection with the Assets.

(e)	There are no Hazardous Materials treatment, storage, or disposal facilities or locations used by Seller and any predecessors in connection with the Assets as to which Seller may retain liability. Seller has not received any Environmental Notice regarding potential liabilities with respect to any off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by Seller.

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(f)	Seller has not retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law.

(g)	Seller has provided or otherwise made available to Buyer (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the Assets which are in the possession or control of Seller related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).

(h)	Seller is not aware of or reasonably anticipates, as of any Closing Date, any condition, event or circumstance concerning the Release or regulation of Hazardous Materials that might, after any Closing Date, prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the Assets as currently carried out.

Section 6.18 Taxes.

(a)	All Tax Returns with respect to the Assets required to be filed by Seller for any Pre-Closing Tax Period have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all respects. All Taxes due and owing by Seller (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b)	Seller has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c)	No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Seller.

(d)	All deficiencies asserted, or assessments made, against Seller as a result of any examinations by any taxing authority have been fully paid.

(e)	Seller is not a party to any Action by any taxing authority. There are no pending or threatened Actions by any taxing authority.

(f)	There are no Encumbrances for Taxes upon any of the Assets nor, to the Knowledge of the Seller, is any taxing authority in the process of imposing any Encumbrances for Taxes on any of the Assets (other than for current Taxes not yet due and payable).

(g)	None of the Assets is tax-exempt use property within the meaning of Section 168(h) of the Code.

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Section 6.19 Tax Returns and Payments; Tax Liens. The Seller (a) has duly and timely filed or caused to be filed all federal, state, local and foreign Tax Returns required to be filed by it (including all Tax Returns required to be filed with respect to the Assets), and all such Tax Returns are correct and complete in all material respects and were prepared in substantial compliance with all applicable laws and regulations; (b) has paid all Taxes shown to be due and payable on such Tax Returns and all Taxes otherwise payable with respect to the Assets to the extent due and payable; and (c) has properly accrued all Taxes relating to the Assets for periods subsequent to the periods covered by such Tax Returns. No deficiency in payment of any such Taxes for any period has been asserted by any Tax Authority and remains unsettled. There are no ongoing, pending or, to the Knowledge of the Seller, threatened in writing, Tax audits or examinations relating to the Assets. No claim has ever been made by a Tax Authority in a jurisdiction in which the Seller does not file Tax Returns that the Seller is or may be subject to taxation by that jurisdiction. All Taxes required to be withheld, collected or deposited by the Seller with respect to the Assets have been timely withheld, collected or deposited and, to the extent required, have been paid to the relevant Tax Authorities. There are no Tax liens on any of the Assets, other than liens for current Taxes which are not yet due or payable. The Seller has not entered into any agreement, waiver or other arrangement providing for an extension of time with respect to the assessment or collection of any Tax relating to the Assets or the Business.

Section 6.20 Insurance Policies. Correct and complete copies of each policy of insurance held by the Seller and related to the Assets in any manner have been provided to the Buyer. All insurance policies and bonds with respect to the Assets are in full force and effect and the Seller has not reached or exceeded policy limits for any insurance policy in effect at any time during the past five (5) years.

Section 6.21 Restrictions on Business Activities. There is no Contract or Order to which the Seller is a party or otherwise binding upon the Seller that has or may reasonably be expected to have the effect of prohibiting, limiting, restricting, or impairing in a material respect any business practice of Buyer or Parent following any Closing, any acquisition or disposition of material property (tangible or intangible) by the Seller, the conduct of business by the Seller, as currently conducted, or otherwise limiting in a material respect the freedom of the Seller or the Buyer or the Parent, following the any Closing, to engage in any line of business or to compete with any Person.

Section 6.22 Privacy and Data Protection.

(a)	Each of the Seller and its Affiliates has complied in all material respects with all applicable international, federal, state, and local laws, rules, regulations, directives and governmental requirements relating in any way to the availability, integrity, security, privacy, or confidentiality of Personal Data (collectively, “Privacy Laws”). “Personal Data” means any information relating to an identified or identifiable individual, whether such data is in individual or aggregate form and regardless of the media in which it is contained; and “Process” or “Processing” means any operation or set of operations performed upon Personal Data or confidential information, whether or not by automatic means, such as creating, collecting, procuring, obtaining, accessing, recording, organizing, storing, adapting, altering, retrieving, consulting, using or disclosing, disseminating or destroying the data.

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(b)	There has been no loss, damage, to the knowledge of the Seller, theft, breach or unauthorized or accidental access, acquisition, use, disclosure or other incident involving Personal Data or confidential information maintained by or on behalf of the Seller, nor any complaints or claims asserted by any Person (including any Authority) related to the Processing of Personal Data or confidential information by the Seller or by another Person (including any Seller) Processing Personal Data or confidential information on behalf of the Seller, and (ii) to the knowledge of the Seller, there has been no legal proceeding brought by any Person that any product or service of the Seller was the cause of, or a contributing cause of, or facilitated, any incident involving Personal Data or confidential information maintained by any other Person, nor a legal proceeding brought by any Person that the Seller was otherwise liable for any incident or violation of any Privacy Law. Each of the Seller and its Affiliates has made all necessary disclosures to, and obtained any necessary consents from, users, customers, employees, contractors, and other Persons as required by applicable Privacy Laws, and has filed any required registrations with the relevant data protection authorities.

Section 6.23 Approval of Agreement Seller is the only selling party required to authorize the execution and delivery of this Agreement and Seller, including the Board of Directors of Seller, has approved this Agreement and the Transactions.

Section 6.24 Investment Representations.

(a)	Investment Purpose. The Seller understands and agrees that the consummation of the Transactions including the delivery of the Shares to the Seller in exchange for the Assets as contemplated hereby, constitutes the offer and sale of securities under the Securities Act and applicable state statutes and that the Shares are being acquired by the Seller are being acquired by the Seller for the Seller’s own account and not with a present view towards the public sale or distribution thereof, except pursuant to sales registered or exempted from registration under the Securities Act.

(b)	Investor Status. The Seller is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D (and “Accredited Investor”).

(c)	Reliance on Exemptions. The Seller understands that the Shares are being offered and sold to the Seller in reliance upon specific exemptions from the registration requirements of United States federal and state securities Laws and that the Buyer is relying upon the truth and accuracy of, and the Seller’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Seller set forth herein in order to determine the availability of such exemptions and the eligibility of the Seller to acquire the Shares.

(d)	Information. The Seller has been furnished with all materials relating to the business, finances and operations of the Buyer and materials relating to the offer and sale of the Shares which have been requested by the Seller. The Seller has been afforded the opportunity to ask questions of the Buyer. The Seller has such knowledge and experience in financial and business matters that the Seller is capable of evaluating the merits and risks of the prospective investment and the receipt of the Shares. The Seller understands that the Seller’s investment in the Shares involves a significant degree of risk. The Seller is not aware of any facts that may constitute a breach of any of the Buyer’s representations and warranties made herein.

(e)	Governmental Review. The Seller understands that no United States federal or state agency or any other government or governmental agency has passed upon or made any recommendation or endorsement of the Shares.

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(f)	Transfer or Resale. The Seller understands that (i) the sale or re-sale of the Shares have not been and is not being registered under the Securities Act or any applicable state securities Laws, and the Shares may not be transferred unless (a) the Shares are sold pursuant to an effective registration statement under the Securities Act, (b) the Seller shall have delivered to the Buyer, at the cost of the Seller, an opinion of counsel that shall be in form, substance and scope customary for opinions of counsel in comparable transactions to the effect that the Shares to be sold or transferred may be sold or transferred pursuant to an exemption from such registration, which opinion shall be accepted by the Buyer, (c) the Shares are sold or transferred to an “affiliate” (as defined in Rule 144 promulgated under the Securities Act (or a successor rule) (“Rule 144”)) of the Seller who agree to sell or otherwise transfer the Shares only in accordance with this Section 6.24 and who is an Accredited Investor, (d) the Shares are sold pursuant to Rule 144, or (e) the Shares are sold pursuant to Regulation S under the Securities Act (or a successor rule) (“Regulation S”), and the Seller shall have delivered to the Buyer, at the cost of the Seller, an opinion of counsel that shall be in form, substance and scope customary for opinions of counsel in corporate transactions, which opinion shall be accepted by the Buyer; (ii) any sale of such Shares made in reliance on Rule 144 may be made only in accordance with the terms of said Rule and further, if said Rule is not applicable, any re-sale of such Shares under circumstances in which the seller (or the person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the Securities Act) may require compliance with some other exemption under the Securities Act or the rules and regulations of the SEC thereunder; and (iii) neither the Buyer nor any other person is under any obligation to register such Shares under the Securities Act or any state securities Laws or to comply with the terms and conditions of any exemption thereunder (in each case). Notwithstanding the foregoing or anything else contained herein to the contrary, the Shares may be pledged as collateral in connection with a bona fide margin account or other lending arrangement.

(g)	Legends. The Seller understands that the Shares, until such time as the Shares have been registered under the Securities Act, or may be sold pursuant to Rule 144 or Regulation S without any restriction as to the number of securities as of a particular date that can then be immediately sold, the Shares may bear a standard Rule 144 legend and a stop-transfer order may be placed against transfer of the certificates for such Shares.

(h)	Removal. The legend(s) referenced in Section 6.24(g) shall be removed and the Buyer shall issue a certificate without such legend to the holder of any Shares upon which it is stamped, if, unless otherwise required by applicable state securities Laws, (a) the Shares are registered for sale under an effective registration statement filed under the Securities Act or otherwise may be sold pursuant to Rule 144 or Regulation S without any restriction as to the number of securities as of a particular date that can then be immediately sold, or (b) such holder provides the Buyer with an opinion of counsel, in form, substance and scope customary for opinions of counsel in comparable transactions, to the effect that a public sale or transfer of such Shares may be made without registration under the Securities Act, which opinion shall be accepted by the Buyer so that the sale or transfer is effected. The Seller agrees to sell all Shares, including those represented by a certificate(s) from which the legend has been removed, in compliance with applicable prospectus delivery requirements, if any.

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Section 6.25 Brokers. No agent, broker, finder or investment banker is entitled to any brokerage, finder’s or similar fee or commission from the Seller in connection with the Transactions based upon arrangements made by or on behalf of the Seller.

ARTICLE VII. Representations and Warranties of the Buyer and Parent

As an inducement to, and to obtain the reliance of the Seller, the Buyer and Parent represent and warrant to the Seller as of the Effective Date and as of each Closing Date, as follows:

Section 7.01 Existence and Power. Parent is a corporation, duly organized, validly existing, and in good standing under the laws of the State of Delaware, and has the corporate power and is duly authorized under all applicable Laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted. Buyer is a corporation, duly organized, validly existing, and in good standing under the laws of Alberta, Canada, and has the corporate power and is duly authorized under all applicable Laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted. Each of Buyer and Parent has full corporate power and authority to carry on its respective businesses as it is now being conducted and as now proposed to be conducted and to own or lease its properties and assets.

Section 7.02 Due Authorization. The execution, delivery and performance of this Agreement and the other Transaction Documents does not, and the consummation of the Transactions will not, violate any provision of the Buyer Organizational Documents or the Parent Organizational Documents. Each of Buyer and Parent has taken all actions required by Law, the Buyer Organizational Documents, the Parent Organizational Documents or otherwise to authorize the execution, delivery and performance of this Agreement and the other Transaction Documents and to consummate the Transactions.

Section 7.03 Valid Obligation This Agreement and the other Transaction Documents executed by Buyer and Parent in connection herewith constitute the valid and binding obligations of Buyer and Parent, enforceable in accordance with their respective terms, except as may be limited by the Enforceability Exceptions. Neither the execution, delivery and performance by the Buyer or Parent of this Agreement or any other Transaction Documents to which it is, or is specified to be, a party will contravene, violate or conflict with or result in the breach of or constitute a default under any of the Buyer Organizational Documents, or the Parent Organizational Documents, or contravene, conflict with, or violate, or give any Governmental Authority or other Person the right to challenge any of the Transactions, or to exercise any remedy or obtain any relief under, any Law or governmental order to which the Buyer or Parent could be subject.

Section 7.04 Governmental Authorization. Neither the execution, delivery nor performance of this Agreement or any of the Transaction Documents by Buyer or Parent requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with any Governmental Authority.

Section 7.05 Approval of Agreement The Board of Directors of Buyer and the Board of Directors of Parent have each authorized the execution and delivery of this Agreement and the other Transaction Documents by Buyer and Parent and have each approved this Agreement and the Transactions.

Section 7.06 The Shares. The Shares to be issued and delivered to the Seller in accordance with this Agreement shall be, upon issuance and delivery of such Shares, be fully paid and non-assessable, free and clear of all Liens, other than restrictions arising from applicable securities Laws and any Liens incurred by the Seller.

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Section 7.07 Brokers. No agent, broker, finder or investment banker is entitled to any brokerage, finder’s or similar fee or commission from the Buyer or Parent in connection with the Transactions based upon arrangements made by or on behalf of the Buyer or Parent.

Section 7.08 Compliance With Laws and Regulations Buyer has complied with all applicable statutes and regulations of any provincial, federal, state, or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, or condition of Buyer or except to the extent that noncompliance would not result in the occurrence of any material liability for Buyer.

Section 7.09 Litigation and Proceedings There are no actions, suits, proceedings or investigations pending or, to the Knowledge of Buyer, threatened, by or against Buyer, or its properties, at Law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind. Buyer has no Knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator, or governmental agency or instrumentality or any circumstance which after reasonable investigation would result in the discovery of such default.

Section 7.10 Governmental Authorization. Neither the execution, delivery nor performance of this Agreement or any of the Transaction Documents by Buyer requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with any Governmental Authority.

Section 7.11 Legal Proceedings; Governmental Orders.

(a)	There are no Actions pending or, to the Knowledge of the Buyer, threatened against or by Buyer (a) relating to or affecting the assets of the Buyer; or (b) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)	There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against, relating to or affecting the assets of the Buyer.

Section 7.12 Taxes.

(a)	Buyer has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(b)	No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Buyer.

(c)	All deficiencies asserted, or assessments made, against Buyer as a result of any examinations by any taxing authority have been fully paid.

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(d)	Buyer is not a party to any Action by any taxing authority. There are no pending or threatened Actions by any taxing authority.

(e)	There are no Encumbrances for Taxes upon any of the assets of the Buyer nor, to the Knowledge of the Buyer, is any taxing authority in the process of imposing any Encumbrances for Taxes on any of the Assets (other than for current Taxes not yet due and payable).

(f)	Buyer is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011 4(b).

Section 7.13 Tax Returns and Payments; Tax Liens. The Buyer (a) has duly and timely filed or caused to be filed all federal, state, local and foreign Tax Returns required to be filed by it, and all such Tax Returns are correct and complete in all material respects and were prepared in substantial compliance with all applicable laws and regulations; and (b) has paid all Taxes shown to be due and payable on such Tax Returns. No claim has ever been made by a Tax Authority in a jurisdiction in which the Buyer does not file Tax Returns that the Buyer is or may be subject to taxation by that jurisdiction. The Buyer has not entered into any agreement, waiver or other arrangement providing for an extension of time with respect to the assessment or collection of any Tax relating to the assets of the Buyer or the business of the Buyer.

ARTICLE VIII. TERMINATION; SURVIVAL

Section 8.01 Termination This Agreement may be terminated on or prior to either Closing Date:

(a)	By the mutual written consent of the Parties;

(b)	By the Buyer or the Parent (i) if the conditions to the applicable Closing as set forth in Section 3.01 and Section 3.02 have not been satisfied or waived by the Buyer, which waiver the Buyer may give or withhold in its sole discretion, by the Termination Date, provided, however, that the Buyer and the Parent may not terminate this Agreement pursuant to this clause (i) of this Section 8.01(b) if the reason for the failure of any such condition to occur was the breach of the terms of this Agreement by the Buyer or Parent; or (ii) if there has been a material violation, breach or inaccuracy of any representation, warranty, covenant or agreement of the Seller contained in this Agreement, which violation, breach or inaccuracy would cause any of the conditions set forth in Section 3.02 not to be satisfied, and such violation, breach or inaccuracy has not been waived by the Buyer or cured by the Seller, as applicable, within five (5) Business Days after receipt by the Seller of written notice thereof from the Buyer or is not reasonably capable of being cured prior to the Termination Date;

(c)	By the Seller (i) if the conditions to the applicable Closing as set forth in Section 3.01 and Section 3.03 have not been satisfied or waived by the Seller, which waiver the Seller may give or withhold in its sole discretion, by the Termination Date, provided, however, that the Seller may not terminate this Agreement pursuant to this clause (i) of this Section 8.01(c) if the reason for the failure of any such condition to occur was the breach of the terms of this Agreement by the Seller; or (ii) if there has been a material violation, breach or inaccuracy of any representation, warranty, covenant or agreement of the Buyer or Parent contained in this Agreement, which violation, breach or inaccuracy would cause any of the conditions set forth in Section 3.03 not to be satisfied, and such violation, breach or inaccuracy has not been waived by the Seller or cured by the Buyer or Buyer, as applicable, within five (5) Business Days after receipt by the Buyer of written notice thereof from the Seller or is not reasonably capable of being cured prior to the Termination Date; or

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(d)	By any Party, if a court of competent jurisdiction or other Governmental Authority shall have issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Transactions and such order or action shall have become final and nonappealable.

Section 8.02 Specific Enforcement. Notwithstanding the foregoing, the Parties acknowledge and agree that (i) if the Buyer has a right to terminate this Agreement pursuant to the provisions of clause (ii) of Section 8.01(b), the Buyer may elect not to terminate this Agreement and may instead seek to specifically enforce this Agreement pursuant to the provisions of Section 10.16, provided that all conditions to the applicable Closing have been satisfied in the event that such specific performance is seeking to cause the applicable Closing to occur, waiver of any condition to close not being sufficient to implicate the right of specific performance as set forth herein; and (ii) if the Seller has a right to terminate this Agreement pursuant to the provisions of clause (ii) of Section 8.01(c), the Seller may elect not to terminate this Agreement and may instead seek to specifically enforce this Agreement pursuant to the provisions of Section 10.16, provided that all conditions to applicable Closing have been satisfied in the event that such specific performance is seeking to cause the applicable Closing to occur, waiver of any condition to close not being sufficient to implicate the right of specific performance as set forth herein.

Section 8.03 Each Closing. For the avoidance of doubt, any termination of this Agreement following the TWP48 Closing Date and prior to the TWP47 Closing Date shall not affect the Closing with respect to the TWP48 Assets, which shall remain in full force and effect, and this Agreement shall remain in effect and applicable thereto, but, subject to Section 8.04, shall cease to be effective with respect to the TWP47 Assets, and the TWP47 Closing Date shall not occur.

Section 8.04 Survival After Termination. Subject to the provisions of Section 8.02, if this Agreement is terminated by in accordance with Section 8.01, this Agreement shall become void and of no further force and effect with no liability to any Person on the part of any Party hereto (or any officer, agent, employee, direct or indirect holder of any equity interest or securities, or Affiliates of any Party); provided, however, that this Section 8.04 and Article X shall survive the termination of this Agreement and nothing herein shall relieve any Party from any liability for fraud or any willful and material breach of the provisions of this Agreement prior to the termination of this Agreement.

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ARTICLE IX. Indemnification

Section 9.01 Indemnification of Parent and Buyer. If any Closing occurs, Seller hereby agrees to indemnify and hold harmless to the fullest extent permitted by applicable law Parent, the Buyer and their respective Affiliates and each of their respective members, managers, partners, directors, officers, employees, stockholders, attorneys and agents and permitted assignees (each a “Buyer Indemnified Party”), against and in respect of any and all out-of-pocket loss, cost, payments, demand, penalty, forfeiture, expense, liability, judgment, deficiency or damage, and diminution in value or claim (including actual costs of investigation and attorneys’ fees and other costs and expenses) (all of the foregoing collectively, “Losses”) incurred or sustained by any Buyer Indemnified Party as a result of or in connection with (i) any breach, inaccuracy or nonfulfillment or the alleged breach, inaccuracy or nonfulfillment of any of the representations, warranties, covenants and agreements of the Seller contained herein or in any of the Transaction Documents; (ii) the ownership, and operation of the applicable Assets prior to the applicable Closing Date, including due to any Actions by any third parties with respect to the applicable Assets for any period prior to the applicable Closing Date; (iii) as a result of any matter attributable to the Potentially Adverse Caveats; or (iv) in the event any Registrable Securities are included in the Registration Statement under Article III, any violation or alleged violation by the Seller of the Securities Act, the Exchange Act, any other Law, including, without limitation, any state securities Law, or any rule or regulation thereunder relating to the offer or sale of the Registrable Securities pursuant to the Registration Statement (collectively, “Violations”), in each case to the extent, and only to the extent, that such Violation is incurred, arises out of or related to (1) any untrue or alleged untrue statement of a material fact contained in a Registration Statement, any related prospectus or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any such prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading or (2) any violation or alleged violation by the Parent of the Securities Act, the Exchange Act or any state securities Law, or any rule or regulation thereunder, in connection with the performance of its obligations under this Agreement, but only to the extent that such untrue statements or omissions are based upon information regarding Seller furnished to the Parent by Seller for use therein.

Section 9.02 Indemnification of Seller. If any Closing occurs, the Parent hereby agrees to indemnify and hold harmless to the fullest extent permitted by applicable law the Seller and its Affiliates and each of their respective members, managers, partners, directors, officers, employees, stockholders, attorneys and agents and permitted assignees (each a “Seller Indemnified Party”), against and in respect of any and all Losses incurred or sustained by any Seller Indemnified Party as a result of or in connection with (i) any breach, inaccuracy or nonfulfillment or the alleged breach, inaccuracy or nonfulfillment of any of the representations, warranties, covenants and agreements of the Buyer contained herein or in any of the Transaction Documents; (ii) and the ownership, and operation of the applicable Assets on or following the applicable Closing Date, including due to any Actions by any third parties with respect to the applicable Assets for any period on or following the applicable Closing Date; or (iii) in the event any Registrable Securities are included in the Registration Statement under Article IV, any Violations by Parent other than to the extent arising out of or based upon a Violation which is due to the inclusion in the Registration Statement of the information furnished to the Parent by any Seller Indemnified Party expressly for use in connection with the preparation of the Registration Statement or any such amendment thereof or supplement thereto; and provided that such indemnification shall not be available to the extent such claim is based on (a) a failure of Seller to deliver or to cause to be delivered the prospectus made available by the Parent; (b) any Seller Indemnified Party’s use of an incorrect prospectus despite being promptly advised in advance by the Parent in writing not to use such incorrect prospectus; (c) any claims based on the manner of sale of the Registrable Securities by Seller or of Seller’s failure to register as a dealer under applicable securities Laws; or (d) any omission of Seller to notify the Parent of any material fact that should be stated in the Registration Statement or prospectus relating to Seller or the manner of sale.

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Section 9.03 Indemnification Procedures. The Person making a claim under this is referred to as the “Indemnified Party” and the Party against whom such claims are asserted under this Article IX is referred to as the “Indemnifying Party.”

Section 9.04 Procedure. The following shall apply with respect to all indemnification claims pursuant to this Article IX:

(a)	Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third-Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 9.04(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof, provided that the fees and disbursements of such counsel shall be at the expense of the Indemnified Party.

(b)	Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 9.04(b). If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party consents to such firm offer the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party objects to such offer, or does not provide a response to such firm offer within ten days after its receipt of such notice (in which case the Indemnified Party shall be deemed to not have consented to such offer), the Indemnified Party shall thereafter assume the defense of such Third-Party Claim and shall continue to contest or defend such Third-Party Claim and in such event the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party has assumed the defense pursuant to this Section 9.04(b), the Indemnified Party shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

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(c)	Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) calendar days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) calendar day period, the Indemnifying Party shall be deemed to have accepted liability for such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d)	Cooperation. Upon a reasonable request made by the Indemnifying Party, each Indemnified Party seeking indemnification hereunder in respect of any Direct Claim, hereby agrees to consult with the Indemnifying Party and act reasonably to take actions reasonably requested by the Indemnifying Party in order to attempt to reduce the amount of Losses in respect of such Direct Claim. Any costs or expenses associated with taking such actions shall be included as Losses hereunder.

(e)	Withholding Tax. The Buyer shall be solely responsible for any withholding taxes, deductions, or other similar taxes imposed by any applicable tax authority in connection with the transactions contemplated by this Agreement (collectively, the “Withholding Taxes”). The Buyer agrees to indemnify, defend, and hold harmless the Seller, its affiliates, and their respective directors, officers, employees, and agents from and against any and all claims, liabilities, obligations, penalties, interest, losses, damages, costs, and expenses (including reasonable attorneys’ fees) arising from or relating to any failure by the Buyer to properly deduct, withhold, report, remit, or pay any Withholding Taxes required by applicable law.

Section 9.05 Payments. Any indemnification required by this Article IX for costs, disbursements or expenses of any Indemnified Party in connection with investigating, preparing to defend or defending any Action shall be made by periodic payments by the Indemnifying Party to each Indemnified Party during the course of the investigation or defense, as and when bills are received or costs, disbursements or expenses are incurred.

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Section 9.06 Insurance. Any indemnification payments hereunder shall take into account any insurance proceeds or other third-party reimbursement actually received.

Section 9.07 Time Limit. The obligations of the Seller and the Buyer under Section 9.01 and Section 9.02 shall expire two (2) years from the latest-occurring Closing Date, except with respect to (i) an indemnification claim asserted in accordance with the provisions of this Article IX which remains unresolved, for which the obligation to indemnify shall continue until such claim is resolved; and (ii) resolved claims for which payment has not yet been paid to the Indemnified Party.

Section 9.08 Limitations. Notwithstanding anything to the contrary in this Article IX, neither Party shall be obligated to indemnify any Persons for any Losses in excess of the total fair market value of the Shares as of the Closing Date, as determined based on the closing trading price of the Common Stock as of the date immediately preceding the Closing Date (the “Cap”). For the avoidance of doubt, Cap shall apply (i) as to all of the Buyer Indemnified Parties collectively, and the Seller shall not be subject to the Cap with respect to each individual Buyer Indemnified Party; and (ii) as to all of the Seller Indemnified Parties collectively, and the Buyer shall not be obligated to satisfy the Cap, with respect to each individual Seller Indemnified Party.

ARTICLE X. Miscellaneous

Section 10.01 Governing Law; Jurisdiction. This Agreement, and any and all claims, proceedings or causes of action relating to this Agreement or arising from this Agreement or the transactions contemplated herein, including, without limitation, tort claims, statutory claims and contract claims, shall be interpreted, construed, governed and enforced under and solely in accordance with the substantive and procedural laws of the State of Delaware, in each case as in effect from time to time and as the same may be amended from time to time, and as applied to agreements performed wholly within the State of Delaware, provided, however, that to the extent that the laws of Canada, Alberta and Saskatchewan are applicable to the acquisition or transfer of the Assets to the Buyer, such laws shall apply thereto.

(b)	ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREIN SHALL BE INSTITUTED SOLELY IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF CALIFORNIA, IN EACH CASE LOCATED IN KERN COUNTY, CALIFORNIA, AND EACH PARTY IRREVOCABLY SUBMITS TO THE PERSONAL JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

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Section 10.02 Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN OR THE PERFORMANCE THEREOF (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 10.02. EACH OF THE PARTIES ACKNOWLEDGE THAT EACH HAS BEEN REPRESENTED IN CONNECTION WITH THE SIGNING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL SELECTED BY THE RESPECTIVE PARTY AND THAT SUCH PARTY HAS DISCUSSED THE LEGAL CONSEQUENCES AND IMPORT OF THIS WAIVER WITH LEGAL COUNSEL. EACH OF THE PARTIES FURTHER ACKNOWLEDGE THAT EACH HAS READ AND UNDERSTANDS THE MEANING OF THIS WAIVER AND GRANTS THIS WAIVER KNOWINGLY, VOLUNTARILY, WITHOUT DURESS AND ONLY AFTER CONSIDERATION OF THE CONSEQUENCES OF THIS WAIVER WITH LEGAL COUNSEL.

Section 10.03 Notices Any notice or other communications required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered to it or sent by email, overnight courier or registered mail or certified mail, postage prepaid, addressed as follows:

If to the Parent or the Buyer:

Trio Petroleum Corp. Attn: Robin Ross
5401 Business Park South, Suite 115
Bakersfield, CA 93309
Email:	rross@triopetroleum.us

With a copy, which shall not constitute notice, to:

Anthony, Linder & Cacomanolis, PLLC
Attn:	John Cacomanolis
1700 Palm Beach Lakes Blvd., Suite 820
West Palm Beach, FL 33401
Email:	JCacomanolis@alclaw.com

If to the Seller:

Novacor Exploration Ltd.
Attn:	Douglas Forrest
5014 48 Street
Lloydminster, AB T9V 0H8
Email:	novacorexploration@gmail.com

With a copy, which shall not constitute notice, to:

Fish Purdy LLP
Attn:	Brendan Purdy
409-22 Leader Lane, Toronto, ON M5E 0B2
Email:	brendan@fishpurdy.com

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(b)	Any Party may change its address for notices hereunder upon notice to each other Party in the manner for giving notices hereunder.

(c)	Any notice hereunder shall be deemed to have been given (i) upon receipt, if personally delivered, (ii) on the day after dispatch, if sent by overnight courier, (iii) upon dispatch, if transmitted by email with return receipt requested and received and (iv) three (3) days after mailing, if sent by registered or certified mail.

Section 10.04 Attorneys’ Fees In the event that any Party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the prevailing Party shall be reimbursed by the losing Party for all costs, including reasonable attorney’s fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

Section 10.05 Public Announcements and Filings Unless required by applicable Law or regulatory authority, or the rules and regulations of the NYSE American, none of the Parties will issue any report, statement or press release to the general public, to the trade, to the general trade or trade press, or to any third party (other than its advisors and Representatives in connection with the Transactions) or file any document, relating to this Agreement and the Transactions, except as may be mutually agreed by the Parties.

Section 10.06 Third Party Beneficiaries This contract is strictly between the Parties and, except as specifically provided, no other Person and no director, officer, stockholder, employee, agent, independent contractor or any other Person shall be deemed to be a third-party beneficiary of this Agreement.

Section 10.07 Expenses Subject to Section 10.04, except as specifically set forth herein, whether or not either Closing occurs, each of the Parties will bear their own respective expenses, including legal, accounting and professional fees, incurred in connection with the transactions contemplated herein.

Section 10.08 Entire Agreement This Agreement and the other Transaction Documents represent the entire agreement between the Parties relating to the subject matter thereof and supersede all prior agreements, understandings and negotiations, written or oral, with respect to such subject matter.

Section 10.09 Survival The representations, warranties, and covenants of the respective Parties shall survive each Closing Date and the consummation of the Transactions for a period of two years therefrom, and provided that the covenants and agreements of the Parties as set forth in Article V shall survive the Closing Date and shall remain in force for the periods as set forth in Article V.

Section 10.10 Amendment; Waiver; Remedies. This Agreement may be amended, modified, superseded, terminated or cancelled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by both of the Parties.

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(b)	Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any Party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing.

(c)	Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any Party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a Party waives or otherwise affects any obligation of that Party or impairs any right of the Party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved Party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

Section 10.11 Limitation on Damages. IN NO EVENT WILL ANY PARTY BE LIABLE TO ANY OTHER PARTY UNDER OR IN CONNECTION WITH THIS AGREEMENT OR IN CONNECTION WITH THE TRANSACTIONS FOR SPECIAL, GENERAL, INDIRECT OR CONSEQUENTIAL DAMAGES, INCLUDING DAMAGES FOR LOST PROFITS OR LOST OPPORTUNITY, EVEN IF THE PARTY SOUGHT TO BE HELD LIABLE HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.

Section 10.12 Arm’s Length Bargaining; No Presumption Against Drafter. This Agreement has been negotiated at arm’s-length by parties of equal bargaining strength, each represented by counsel or having had but declined the opportunity to be represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between the Parties, and no such relationship otherwise exists. No presumption in favor of or against any Party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.

Section 10.13 Headings. The headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the Parties.

Section 10.14 Assignment or Delegation. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. The Seller shall have no power or any right to assign or transfer, in whole or in part, this Agreement, or any of its rights or any of its obligations hereunder, including, without limitation, any right to pursue any claim for damages pursuant to this Agreement or the transactions contemplated herein, or to pursue any claim for any breach or default of this Agreement, or any right arising from the purported assignor’s due performance of its obligations hereunder, including by merger, consolidation, operation of law, or otherwise, without the prior written consent of the other Buyer and any such purported assignment in contravention of the provisions herein shall be null and void and of no force or effect. The Buyer may, upon notice to the Seller, elect to have a subsidiary of Buyer acquire the Assets in place of the Buyer, and in connection therewith the Buyer may assign or transfer, in whole or in part, this Agreement, and any of its rights or any of its obligations hereunder to such subsidiary of the Buyer as the “Buyer” hereunder, at which time the Parties shall execute an addendum to this Agreement to reflect such assignment, to be in form and substance as reasonably agreed to by the Parties, and the Buyer shall thereafter be released from any ongoing obligations hereunder to the extent sent forth in such addendum, provided that the Parties acknowledge and agree that the Shares shall still be issued by Trio Petroleum Corp. at the Closing should it occur.

Section 10.15 Further Assurances. Each Party shall execute and deliver such documents and take such actions as may reasonably be requested by any other Party hereto in order to effectuate the Transactions.

Section 10.16 Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement of the other Transaction Documents were not performed by them in accordance with the terms hereof or were otherwise breached and that each Party hereto shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of the provisions hereof or of the other Transaction Documents and to enforce specifically the terms and provisions hereof or of the other Transaction Documents, without the proof of actual damages, in addition to any other remedy to which they are entitled at law or in equity. Each Party agrees to waive any requirement for the security or posting of any bond in connection with any such equitable remedy, and agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that (a) the other Party has an adequate remedy at law, or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 10.17 Counterparts This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signatures Appear on Following Page]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

Trio Petroleum Corp.

By:	/s/ Robin Ross
Name:	Robin Ross
Title:	Chief Executive Officer Trio Petroleum Canada, Corp.

By:	/s/ Robin Ross
Name:	Robin Ross
Title:	Chief Executive Officer Novacor Exploration Ltd.

By:	/s/ Douglas Forest
Name:	Douglas Forest
Title:	President

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